Exhibit 10.15

Amendment No. 1
to the
PanAmSat Corporation
Supplemental Savings Plan

WHEREAS, PanAmSat Corporation (the “Company”) maintains the PanAmSat Corporation Supplemental Savings Plan (the “Plan”); and

WHEREAS, Section 9.2 of the Plan authorizes the Company’s Board of Directors (the “Board”) to amend the Plan at any time; and

WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, dated April 20, 2004, among Constellation, LLC, the Company, The DIRECTV Group and PAS Merger Sub, Inc. (the “Transaction”), the Board wishes to amend the Plan to allow the amount credited to the Account Balance (as defined in the Plan) of certain executives of the Company as of the closing of the Transaction to be notionally invested in common stock of the Company through the use of deferred stock units.

NOW, THEREFORE, the Plan is amended as follows:

I.  By inserting the following new Appendix I to the Plan:

Appendix I

Investment of Account Balances
in Deferred Stock Units

Notwithstanding any other terms of the Plan to the contrary, the following provisions shall apply to the Account Balances of Joseph R. Wright, James B. Frownfelter, James W. Cuminale and Michael J. Inglese (each, an “Executive”):

(a)           Effective as of the closing of the transactions contemplated by the Transaction Agreement, dated April 20, 2004, among Constellation, LLC, the Company, The DIRECTV Group and PAS Merger Sub, Inc. (the “Transaction”), a portion of each Executive’s Account Balance shall be deemed invested in a number of “Deferred Stock Units” equal to the investment amount set forth in an investment election executed by an Executive (the “Investment Amount”), the form of which is attached to this Appendix as Exhibit A, divided by the Base Price (as defined in that certain Management Stockholder’s Agreement (the “Stockholder’s Agreement”) to be entered into on or prior to the closing of the Transaction between each Executive and the Company), such number to be adjusted to take into account any changes in capitalization of the Company.  Each Deferred Stock Unit shall represent the notional right to receive one share of common stock of the Company (the “Common Stock”) on the Settlement Date (as defined in subsection (e) below); provided, however, that the Board may, in its sole discretion, settle a Deferred Stock Unit in cash based on the fair market value of the

Common Stock on the Settlement Date.  For the avoidance of doubt, the Deferred Stock Units shall be settled in Common Stock except to the extent that the Deferred Stock Units are settled in cash (i) in the discretion of the Board in accordance with the immediately preceding sentence or (ii) in accordance with paragraph (d) below.

(b)           Following the closing of the Transaction, each Executive may increase, but not decrease, his Investment Amount by providing the Company a new investment election which sets forth the cash value he intends to have deemed invested in additional Deferred Stock Units (the “Additional Investment”), in which case the number of additional Deferred Stock Units such Executive will be deemed invested in will equal the Additional Investment divided by the fair market value of the Common Stock on the date of such additional deemed investment.

(c)           In the event that prior to the Settlement Date, any dividends on Common Stock are paid to stockholders of the Company, an Executive’s Account Balance will be credited with an amount equal to the aggregate dividends that would have been paid on the Common Stock issuable upon settlement of such Deferred Stock Units if such Deferred Stock Units had been settled in Common Stock immediately prior to the date on which any such dividend were paid.

(d)           Deferred Stock Units held by an Executive shall be settled as soon as practicable following the Settlement Date; provided, however, that if the Deferred Stock Units are to be settled in Common Stock, no such settlement shall occur prior to a public offering of the common stock (or in the event an underwriter’s lock-up applicable to management employees of the Company is imposed in connection with such public offering, upon expiration of such lock-up) unless a minimum number of Deferred Stock Units are settled in cash such that the Executive receives an amount in cash sufficient to pay the aggregate tax obligation (calculated according to the Corporation’s minimum statutory withholding obligations) with respect to the settlement of the Deferred Stock Units.  In the event that the put or call rights (as described in the Stockholder’s Agreement) are exercised following any termination of employment, Deferred Stock Units subject to such put or call rights shall be settled in cash at the purchase price applicable to the put or call right so exercised.

(e)           The “Settlement Date” shall mean the date that an Executive previously elected to have his Account Balance distributed.

21

Exhibit A
to Appendix I

Form of Investment Election

Pursuant to the terms of the PanAmSat Corporation Supplemental Savings Plan, I, ___________________, hereby irrevocably elect to notionally invest a portion of my Account Balance under the Plan equal to $___________ in Deferred Stock Units, subject to the terms and conditions contained in Appendix I to the Plan. I acknowledge and agree that as provided under the Plan, in the Board of Director’s sole discretion the Deferred Stock Units may be settled in common stock or in cash.

Name:
SS#:
Date:

II.  Except as modified by this Amendment No. 1, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

*              *              *

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the __ day of July 2004, on behalf of the Board.

By:
Name:
Title:

3